Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2008 Stock Incentive Plan and the 1995 Employee Stock Purchase Plan of Idera Pharmaceuticals, Inc. of our reports dated March 10, 2011, with respect to the financial statements of Idera Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of Idera Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Boston, Massachusetts
August 5, 2011